Exhibit 99.1

Contact:	David Taylor Chief Financial Officer (336) 335-7668

Investor Relations
(866) 321-5418
LORILLARD, INC. REPORTS SECOND QUARTER 2009 RESULTS
GREENSBORO, NC, July 27, 2009—Lorillard, Inc. (NYSE:LO) today reported results for the quarter ended June 30, 2009.
Highlights
•	Net sales were $1.519 billion for the second quarter of 2009, compared to $1.070 billion for the second quarter of 2008. This includes a significant increase in federal excise taxes.

•	Operating income increased 29.5% to $456 million, or 44.1% of net sales excluding excise taxes.

•	Net income increased 31.8% to $286 million, or $1.71 per share (diluted).

•	Total wholesale shipment volume increased 2.1% over the year ago period.

•	Newport domestic retail market share increased by .44 points over the year ago period to 10.38%.

•	The Company completed its first debt offering of $750 million of Senior Notes due 2019.

•	The Company repurchased approximately 2.2 million shares and paid a cash dividend of $0.92 per share.
“We are pleased to report strong second quarter results despite the impact of the increase of the federal excise tax on April 1, 2009 and the overall economic environment. These results clearly reflect the continuing success of our strategy of balancing profitability and nurturing Newport’s market share. Our second quarter volumes were, to a degree, positively impacted by the adjustments in our wholesale customers’ inventory levels following the federal excise tax increase. We remain cautious about unit volumes going forward, however, in anticipation of continuing increases in state excise taxes and the longer term effects of the higher federal excise tax,” stated Martin Orlowsky, Chairman, President and Chief Executive Officer. “We have taken steps to enhance our capital structure through a debt financing and two share repurchase programs, one of which is announced today. These steps will allow us to reduce the Company’s cost of capital and improve shareholder returns.”
Second Quarter 2009 Results
Net sales were $1.519 billion in the second quarter of 2009, compared to $1.070 billion in the second quarter of 2008, an increase of $449 million. $304 million of that increase was the result of the April 1, 2009 increase in federal excise taxes on cigarettes. Net sales excluding excise taxes in the second quarter of 2009 increased $147 million, or 16.6% from the second quarter of 2008 as the result of higher average unit prices and higher net unit sales volume, partially offset by higher sales promotion costs accounted for as a reduction in net sales. Gross profit was $554 million in the second quarter of 2009, or 53.6% of net sales excluding excise taxes compared to $443 million, or 50.0% of net sales excluding excise taxes in the second quarter of 2008. The increase in gross profit reflects the increase in net sales, partially offset by higher manufacturing costs due to higher unit sales volume, higher federal excise taxes and higher costs related to the State Settlement Agreements.
Total Lorillard wholesale shipment volume for the second quarter of 2009 of 9.871 billion units increased 2.1% compared to the second quarter of 2008. Total industry wholesale shipments decreased an estimated 4.1% for the second quarter of 2009 compared to the second quarter of 2008. Lorillard’s domestic wholesale shipments increased 2.1% for the same period. This increase in domestic wholesale shipments in the second quarter of 2009 reflects the impact of wholesalers and retailers partially restoring their inventory levels after depleting them in the first quarter of 2009 to minimize floor taxes on inventory held at the time of the April 1, 2009 increase in federal excise taxes. Newport’s domestic wholesale shipments decreased 1.2%, while Maverick’s domestic wholesale shipments increased 67.6% in the second quarter of 2009 compared to the second quarter of 2008. See attached table for details of Lorillard’s wholesale shipments.
Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the second quarter of 2009 by .44 share points from 9.94% in the second quarter of 2008 to 10.38% in the second quarter of 2009. See attached table for selected retail share data.
Selling, general and administrative costs increased $7 million, or 7.7% in the second quarter of 2009 to $98 million compared to the second quarter 2008, which included a $5 million charge related to the separation from Loews. The increase in the second quarter of 2009 is primarily due to a $3 million increase in pension costs and a $3 million increase in legal expenses due primarily to the continuing defense costs associated with the Engle progeny cases.
Investment income decreased $5 million in the second quarter of 2009, compared to the second quarter of 2008 and the decrease primarily reflects lower interest rates on investments. Investments in cash and cash equivalents as of June 30, 2009 were in government money market funds.
Lorillard’s effective income tax rate was 37.1% in the second quarter of 2009 compared to 39.2% in the second quarter of 2008, which decreased income tax expense by $9 million. The lower tax rate was primarily due to the impact of, in 2008, the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses, and, in 2009, the favorable resolution of certain state income tax matters, partially offset by an increase in state tax rates.
Net income in the second quarter of 2009 was $286 million, or $1.71 per share (basic and diluted), compared to $217 million, or $1.25 per share in the second quarter of 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the second quarter of 2009 than in the second quarter of 2008 resulting from the share repurchase programs authorized in August 2008 and May 2009. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.06.
See following table for additional information regarding the impact of excise taxes on reported results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$1,519	$1,070	$2,436	$1,991
Less excise taxes	(486)	(184)	(635)	(347)

Net sales excluding excise taxes	1,033	886	1,801	1,644

Cost of sales	965	627	1,496	1,181
Less excise taxes	(486)	(184)	(635)	(347)

Cost of sales excluding excise taxes	479	443	861	834

Gross profit	554	443	940	810
Percentage of net sales excluding excise taxes	53.6%	50.0%	52.2%	49.3%

Selling, general and administrative	98	91	189	191

Operating income	$456	$352	$751	$619

Percentage of net sales excluding excise taxes	44.1%	39.7%	41.7%	37.7%

First Half 2009 Results
Net sales were $2.436 billion in the first half of 2009, compared to $1.991 billion in the first half of 2008, an increase of $445 million. $304 million of that increase was the result of the April 2009 increase in federal excise taxes on cigarettes. Net sales excluding excise taxes in the first half of 2009 increased $157 million, or 9.6% from the first half of 2008 as the result of higher average unit prices, partially offset by lower net unit sales volume and higher sales promotion costs accounted for as a reduction in net sales. During the first half of 2009, Lorillard’s domestic wholesale unit shipments decreased by 2.8% versus an estimated industry decline of 7.1%. Gross profit was $940 million, or 52.2% of net sales excluding excise taxes in the first half of 2009, compared to $810 million, or 49.3% of net sales excluding excise taxes in the first half of 2008. The increase in gross profit reflects an increase in net sales, partially offset by higher federal excise taxes and higher costs related to the State Settlement Agreements. See attached tables for wholesale and selected retail share data comparing first six months of 2009 and 2008.
Selling, general and administrative costs decreased $2 million, or 1.0% in the first half of 2009 to $189 million compared to the first half 2008, which included an $18 million charge related to the separation from Loews. First half 2009 results included a $5 million increase in pension costs and a $12 million increase in legal expenses due primarily to the continuing defense costs associated with the Engle progeny cases.
Investment income decreased $14 million in the first half of 2009, compared to the first half of 2008 and the decrease primarily reflects lower interest rates on investments.
Lorillard’s effective income tax rate was 37.4% in the first half of 2009 compared to 38.2% in the first half of 2008, which decreased income tax expense by $6 million. The lower tax rate was primarily due to the impact of, in 2008, the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses, and, in 2009, the favorable resolution of certain state income tax matters, partially offset by an increase in state tax rates.
Net income in the first half of 2009 was $470 million, or $2.80 per share (basic and diluted), compared to $391 million, or $2.25 per share in the first half of 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the first half of 2009 than in the first half of 2008 resulting from the share repurchase programs authorized in August 2008 and May 2009. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.10.
Additional News
On July 27, 2009, Lorillard, Inc. also announced that its Board of Directors approved an additional share repurchase program, authorizing the Company to repurchase in the aggregate up to $750 million of its outstanding common stock. Please see the release issued today regarding the share repurchase program for further details.
During the second quarter of 2009, Lorillard, Inc. made the following significant announcements.
On May 21, 2009, Lorillard, Inc. announced a quarterly dividend on its common stock, in the amount of $0.92, payable June 12, 2009 to shareholders of record June 1, 2009, the results of its annual meeting of shareholders, and a share repurchase program, pursuant to which the Board of Directors authorized the Company to repurchase in the aggregate up to $250 million of its outstanding common stock. During the second quarter, the Company repurchased approximately 2.2 million shares of its common stock at an average price of $67.67 per share, for a total of $146 million. As of July 24, 2009, the Company repurchased approximately 1.4 million additional shares of its common stock during July 2009 at an average price of $68.61 per share for a total of $97 million.

On June 18, 2009, Lorillard, Inc. announced an underwritten public offering of an aggregate principal amount of $750 million 8.125% Senior Notes due 2019 through its main operating subsidiary, Lorillard Tobacco Company, and guaranteed by Lorillard, Inc. The offering closed on June 23, 2009. The net proceeds from the offering will be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of securities including Lorillard, Inc.’s common stock, additions to working capital and capital expenditures.
Conference Call
A conference call to discuss the second quarter 2009 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT, July 27, 2009. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 679-8038 (domestic) or (617) 213-4850 (international). The passcode for this event is: 39001786. An online replay will be available at the Company’s website following the call.
If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter the passcode:37595225. The conference call will be available for replay in its entirety through August 3, 2009.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “anticipate”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
(Amounts in millions, except per share data)	(Unaudited)
Net sales (a)	$1,519	$1,070	$2,436	$1,991
Cost of sales (a) (b)	965	627	1,496	1,181

Gross profit	554	443	940	810
Selling, general and administrative	98	91	189	191

Operating income	456	352	751	619
Investment income	1	6	2	16
Interest expense	(2)	(1)	(2)	(2)

Income before income taxes	455	357	751	633
Income taxes	169	140	281	242

Net income	$286	$217	$470	$391

Earnings per share:
Basic	$1.71	$1.25	$2.80	$2.25
Diluted	$1.71	$1.25	$2.80	$2.25

Number of shares outstanding:
Basic	167.66	173.92	167.87	173.92
Diluted	167.79	173.92	167.98	173.92

(a)	Includes excise taxes of $486, $184, $635 and $347 for the respective periods.

(b)	Includes charges of $307, $293, $554 and $550 to accrue obligations under the State Settlement Agreements and charges of $28, $27, $48 and $50 to accrue obligations under the Federal Assessment for Tobacco Growers for the respective periods.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	June 30,	December 31,
	2009	2008
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,558	$1,191
Accounts receivables, less allowances of $3 and $2	15	7
Other receivables	35	55
Inventories	326	255
Deferred income taxes	454	454
Other current assets	75	—

Total current assets	2,463	1,962

Plant and equipment	221	218
Prepaid pension assets	37	36
Deferred income taxes	67	71
Other assets	46	34

Total assets	$2,834	$2,321

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$23	$30
Accrued liabilities	386	255
Settlement costs	604	974
Income taxes	5	14

Total current liabilities	1,018	1,273

Long-term debt	750	—
Postretirement pension, medical and life insurance benefits	309	317
Other liabilities	98	100

Total liabilities	2,175	1,690

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized — 600 million shares; par value—$0.01 per share
Issued — 174 million and 174 million shares
Outstanding — 166 million and 174 million shares	2	2
Additional paid-in capital	229	222
Earnings retained in the business	1,126	965
Accumulated other comprehensive loss	(152)	(158)

	1,205	1,031
Treasury shares at cost, 8 million and 6 million shares	(546)	(400)

Total shareholders’ equity	659	631

Total liabilities and shareholders’ equity	$2,834	$2,321

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(All units in thousands)	2009	2008	% Chg	2009	2008	% Chg

Full Price Brands

Total Newport	8,479,761	8,584,348	-1.2	15,321,180	16,234,727	-5.6
Total Kent Family	83,238	103,272	-19.4	151,554	203,460	-25.5
Total True	82,524	95,484	-13.6	148,176	186,606	-20.6
Total Max	5,415	6,465	-16.2	9,711	12,495	-22.3

Total Full Price Brands	8,650,938	8,789,569	-1.6	15,630,621	16,637,288	-6.1

Price/Value Brands

Total Old Gold	120,719	143,748	-16.0	223,163	270,744	-17.6
Total Maverick	889,122	530,358	67.6	1,532,286	970,866	57.8

Total Price/Value Brands	1,009,841	674,106	49.8	1,755,449	1,241,610	41.4

Total Domestic Cigarettes	9,660,779	9,463,675	2.1	17,386,070	17,878,898	-2.8

Total Puerto Rico and U.S. Possessions	210,528	203,286	3.6	394,326	349,752	12.7

Grand Total	9,871,307	9,666,961	2.1	17,780,396	18,228,650	-2.5

Notes:
1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The six month period ended June 30, 2009 contained one less shipping day than the comparable period ended June 30, 2008.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2009	2008	Pt Chg	2009	2008	Pt Chg
Lorillard	11.81	10.95	.86	11.62	10.90	.72

Newport	10.38	9.94	.44	10.26	9.91	.35

Total Industry Menthol	29.98	28.73	1.25	29.68	28.80	.88

Newport Share of Menthol Segment	34.63	34.59	.04	34.58	34.42	.16

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database